Exhibit 99.1

Contact:	Nick Venuto Chief Financial Officer Nanogen, Inc. 858-410-4600

NANOGEN REPORTS 2007 PRELIMINARY

FOURTH QUARTER AND FULL YEAR FINANCIAL RESULTS

SAN DIEGO (March 13, 2008) – Nanogen, Inc. (Nasdaq: NGEN), developer of in vitro diagnostic products, today reported its preliminary, unaudited financial results for the quarter and year ended December 31, 2007.

Total revenues for the fourth quarter of 2007 increased by 13% to $9.8 million from $8.7 million in the same period in 2006, and increased by 17% percent from the $8.4 million recorded in the third quarter of 2007. Product revenues for the fourth quarter of 2007 increased by 16% to $5.9 million from $5.1 million in the same period in 2006, and increased by 7% from the $5.5 million recorded in the third quarter of 2007. For the full year of 2007, total revenues increased to $38.2 million, an increase of 42% from the prior year.

Total costs and expenses, including cost of product sales, in the fourth quarter of 2007 were $20.3 million compared to $19.6 million in the fourth quarter of 2006 and $20.0 million in the third quarter of 2007. For the full year of 2007, the total of costs and expenses was $85.4 million versus $75.3 million in 2006. Included in the 2007 total costs and expenses are approximately $9.9 million in charges associated with the closure of the micro array business. In addition, the 2007 total costs and expenses include a $5.8 million non-cash gain on the deconsolidation of a variable interest entity.

For the quarter ended December 31, 2007, Nanogen’s net loss improved to $6.1 million, or $0.08 per share, compared to a net loss of $11.2 million, or $0.17 per share, for the same quarter in 2006, and $7.5 million, or $0.10 per share, in the third quarter of 2007. For the full year of 2007, the net loss was $39.9 million versus $49.1 million in 2006.

Nanogen’s consolidated cash, cash equivalents and short-term investments balance at the end of the fourth quarter of 2007 was approximately $7.3 million.

“During the fourth quarter of 2007 we implemented our restructuring plan which we expect will result in substantially improved financial results,” said Howard C. Birndorf, Nanogen’s chairman of the board and CEO. “The actions taken in the fourth quarter, including the decision to exit our micro array business, will translate into significant cost savings in 2008.”

“Looking ahead, we expect to maintain solid double digit revenue growth primarily through sales of our existing products,” said David Ludvigson, Nanogen’s president and COO. “We remain focused on achieving modified EBITDA breakeven late in 2008 through continued revenue growth combined with continued aggressive cost managment.”

2007 Annual Audit

The results contained in this announcement are preliminary as the 2007 annual audit has not yet been completed. Additionally, Nanogen is in the final stages of resolving comments received from the SEC in December 2007 regarding the Company’s Form 10-K for fiscal year-end December 31, 2006 and Form 10-Q for fiscal quarter ended September 30, 2007. All of the comments of the SEC have been satisfactorily resolved except for one remaining question regarding the historical accounting approach for Jurilab, a company in which Nanogen has a minority ownership position. The SEC review may result in changes related to Nanogen’s historical accounting treatment of Jurilab’s operating results and if changes are required, the Company may need to restate some financial statement for prior periods. Jurilab is not an integral part of our operations, does not require funding or cash payments from Nanogen and will not have any impact on Nanogen’s financial results going forward. The Company expects to conclude the dialogue with the SEC soon and will incorporate their feedback in its Form 10-K for the fiscal year ended December 31, 2007. Given the time it has taken to resolve the SEC’s question regarding the historical accounting treatment of Jurilab, Nanogen expects to request an extension for the filing of it Form 10-K and plans to file it before March 31, 2008 . In addition, Nanogen expects its independent registered public accountants will issue an adverse opinion with respect to internal controls and will indicate in their audit opinion that there is substantial doubt about the Company’s ability to continue as a going-concern. The internal control weaknesses may include our financial statement close process, including the accounting treatment of Jurilab and our processes on inventory accounting. The Company will endeavor to make the necessary improvements to our inventory valuation and financial statement closing processes.

Financial Guidance for 2008:

Nanogen expects total 2008 revenues to increase by approximately 25 percent from 2007 levels with a gross margin of approximately 60 percent. The anticipated growth in revenues combined with gross margins and the substantial operating expense improvements that will be realized as a result of exiting the micro array business should allow the company to achieve modified EBITDA breakeven late in 2008.

Modified EBITDA improved both on a year over year basis, as well as compared to the prior quarter; however, the tables below do not include the cost savings that will be generated beginning in 2008 based on our decision to exit the micro array business in late 2007. Management remains committed to substantially continuing to improve this measure of performance.

	Twelve months ended December 31, 2007	Twelve months ended December 31, 2006
	(Unaudited)	(Unaudited)
Net loss	$(39,891)	$(49,070)
Net interest	3,811	246
Depreciation and amortization	7,084	6,573

EBITDA	(28,996)	(42,251)
Stock-based compensation	3,418	5,486
Jurilab (variable interest entity)	(3,347)	5,379
Restructuring charges: micro array exit	9,946	—
Restructuring charges: lease termination	2,026	—
Warrant valuation adjustment	(11,254)	(75)

Modified EBITDA	$(28,207)	$(31,461)

Management uses the non-GAAP modified EBITDA net loss for financial guidance because management does not consider non-cash stock based compensation expense, minority owned Jurilab’s results of operations, the non-cash warrant valuation adjustments, or restructuring charges associated with eliminating future costs and expenses in evaluating the performance of continuing operations of the company. Management focuses on cash management and the company’s majority-owned subsidiaries as they are indicative of the success or failure of on-going business operations. Therefore, management calculates the non-GAAP modified EBITDA net loss provided in this earnings release and the resulting financial guidance for 2008 to enable investors to analyze further, and more consistently, the period-to-period financial performance of our business operations. Management believes that by providing investors with this non-GAAP measure it gives the investor additional important information to enable them to assess, in the way management assesses, the company’s current and future continuing operations. These non-GAAP measures are not in accordance with, or an alternative for, GAAP, and may be different from non-GAAP measures used by other companies.

The financial results included in this press release are preliminary and unaudited. The complete, audited financial statements of the company for the year ended December 31, 2007 will be included in Nanogen’s Annual Report on Form 10-K which the Company expects to file with the SEC prior to the end of March 2008.

Webcast of Conference Call

Nanogen management will host a conference call to discuss the fourth quarter and year end 2007 results on March 13, 2008 at 4:30 p.m. Eastern (1:30 p.m. Pacific). Interested investors and others may participate in the conference call by dialing 800-435-1261 for US/Canada participants and 617-614-4076 for international participants. The conference ID will be 29699739.

Audio of management’s presentation will be available via live webcast on the investor relations section of Nanogen’s corporate website at www.nanogen.com, and will be archived for one year. A digital recording of the call will also be available for 48 hours, beginning two hours after the completion of the conference call on March 13, 2008, and can be accessed via telephone at 888-286-8010 for US/Canada participants and 617-801-6888 for international participants. The conference ID, 98585032, will be required to listen to the playback.

About Nanogen, Inc.

Nanogen’s in vitro diagnostic products provide researchers, clinicians and physicians worldwide with improved methods and tools to predict, diagnose, and ultimately help treat disease. The company’s products include real-time PCR reagents and a line of rapid, point-of-care diagnostic tests. For additional information please visit Nanogen’s website at www.nanogen.com.

Cautionary Statement: This press release contains forward-looking statements based on the Company’s current expectations. These forward-looking statements include, without limitation, references to the Company’s revenue, gross margins, EBITDA and costs in 2008 and achievement of cash flow break even in 2008. Actual results may differ materially from these forward-looking statements due to a number of factors and, consequently, you should not rely on such forward looking statement as prediction of future event. These factors include, but are not limited to, the Company’s ability to consummate the sale of the certain royalties, ability to obtain financing, its ability to comply with the terms of its outstanding indebtedness, whether patents owned or licensed by the Company will be developed into products, whether the patents owned by the Company offer any protection against competitors with competing technologies, whether products under development can be successfully developed and commercialized, whether results reported by our customers or partners can be identically replicated, and other risks and uncertainties discussed under the caption “Risk Factors” in the Company’s Form 10-K or Form 10-Q most recently filed with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. The Company disclaims any intent or obligation to update these forward-looking statements.

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NANOGEN, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except par value and share data)

	As of December 31,
	2007	2006
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$5,806	$11,261
Short-term investments	1,450	13,923
Receivables, net	14,821	11,568
Inventories, net	2,267	7,691
Other current assets	1,840	2,058

Total current assets	26,184	46,501
Property and equipment, net	6,663	9,388
Acquired technology rights, net	14,905	17,894
Restricted cash	9,626	5,131
Other assets, net	2,011	1,312
Goodwill	38,963	39,027

Total assets	$98,352	$119,253

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$15,599	$13,395
Acquisition payable, secured by letter of credit	—	2,061
Deferred revenue	663	3,376
Short-term assigned royalty interests obligation	2,868	3,447
Common stock warrants	1,708	11
Conversion feature of convertible debt	664	—
Current portion of debt obligations	4,868	3,590

Total current liabilities	26,370	25,880
Debt obligations, less current portion	8,139	535
Debt obligation variable interest entity	—	9,941
Sponsored research payable	4,848	4,851
Long-term assigned royalty interests obligation	14,711	15,529
Other long-term liabilities	2,778	2,304

Total long-term liabilities	30,476	33,160
Commitments and contingencies
Stockholders’ equity:
Convertible preferred stock, $0.001 par value, 5,000,000 shares authorized at December 31, 2007 and 2006; no shares issued and outstanding at December 31, 2007 and 2006	—	—
Common stock, $0.001 par value, 135,000,000 shares authorized at December 31, 2007 and 2006, respectively; 73,218,128 and 67,468,252 shares issued and outstanding at December 31, 2007 and 2006, respectively	73	68
Additional paid-in capital	440,583	429,971
Accumulated other comprehensive gain/(loss)	2,238	(956)
Capital deficit in consolidated variable interest entity, net	—	(7,373)
Accumulated deficit	(400,617)	(360,726)
Treasury stock, at cost, 416,027 shares at December 31, 2007 and 2006	(771)	(771)

Total stockholders’ equity	41,506	60,213

Total liabilities and stockholders’ equity	$98,352	$119,253

NANOGEN, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
Revenues:
Product sales	$5,931	$5,132	$22,866	$15,996
License fees and royalty income	1,848	2,413	6,981	7,908
Contracts and grants	2,067	1,139	8,336	2,948

Total revenues	9,846	8,684	38,183	26,852
Costs and expenses:
Cost of product sales	6,231	3,542	24,295	13,290
Research and development	4,478	6,628	25,723	25,683
Selling, general and administrative	8,878	8,652	38,181	33,385
Gain on deconsolidation of variable interest entity	—	—	(5,831)	—
Impairment of acquired technology rights	—	—	—	—
Amortization of purchased intangible assets	730	827	2,991	2,987

Total costs and expenses	20,317	19,649	85,359	75,345

Loss from operations	(10,471)	(10,965)	(47,176)	(48,493)
Other income (expense):
Interest income	211	426	965	1,046
Interest expense	(1,481)	(982)	(4,775)	(1,292)
Other expense	(35)	(73)	(33)	(717)
Warrant valuation adjustment	5,818	2	11,254	75
Gain (loss) on foreign currency transactions	(99)	354	(126)	311

Total other income (expense)	4,414	(273)	7,285	(577)

Net loss	$(6,057)	$(11,238)	$(39,891)	$(49,070)

Net loss per share — basic and diluted	$(0.08)	$(0.17)	$(0.55)	$(0.78)

Number of shares used in computing net loss per share — basic and diluted	73,134	67,968	72,312	63,221

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